As filed with the Securities and Exchange Commission on July 27, 2007

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MACY'S, INC.

Delaware (State of incorporation)	7 West Seventh Street Cincinnati, Ohio 45202 (513) 579-7000	13-3324058 (I.R.S. Employer Identification Number)

THE MAY DEPARTMENT STORES COMPANY
PROFIT SHARING PLAN

Copies of notices and other communications
should be sent to:

Dennis J. Broderick, Esq.
Senior Vice President, General Counsel, and Secretary
Macy's, Inc.
7 West Seventh Street
Cincinnati, Ohio 45202
(513) 579-7000

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	1,100,000 shares	$38.26	$42,086,000.00	$1,292.04

     (1) Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement also covers an indeterminate number of shares that may become issuable under The May Department Stores Company Profit Sharing Plan (the "Plan") as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock and, pursuant to Rule 416(c) of the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

     (2) Computed in accordance with paragraphs (c) and (h) of Rule 457 on the basis of $38.26 per share, which was the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange - Composite Tape on July 26, 2007, within five (5) business days prior to filing.

Explanatory Note

     Macy's, Inc., a Delaware corporation (formerly known as Federated Department Stores, Inc.) ("Macy's" or the "Company") hereby files this Registration Statement on Form S-8 with the Securities and Exchange Commission (the "Commission") for the purpose of registering 1,100,000 shares of Common Stock issuable pursuant to the Plan, which was assumed by Macy's in connection with the completion of the merger of The May Department Stores Company with and into a wholly owned subsidiary of Macy's.

     Macy's is filing this Registration Statement to register additional securities of the same class as other securities for which a previously filed registration statement on Form S-8 relating to the Plan is effective. Pursuant to General Instruction E of Form S-8, this Registration Statement incorporates by reference the content of the Registration Statement on Form S-8 (Registration No. 333-127942) filed by the Company on August 30, 2005 with respect to the Plan, including all attachments and exhibits thereto, with the exception of Items 3, 6, 8 and 9 of Part II of such prior registration statement, each of which is amended and restated in its entirety herein.

PART II

Item 3. Incorporation of Documents by Reference.

The following documents, which the Company has filed with the Commission, are incorporated by reference to this Registration Statement:

(a)	the Company's annual report on Form 10-K for the fiscal year ended February 3, 2007;

(b)	the Plan's Annual Report on Form 11-K for the year ended December 31, 2006;

(c)

all other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Company's Annual Report referred to in section (a) above; and

(d)	the Company's current reports on Form 8-K filed with the SEC since the end of the fiscal year covered by the Company's Annual Report referred to in Section (a) above; and

(e)

the description of the Company's Common Stock contained in a Registration Statement on Form 8-A (File No. 001-13536), filed with the Commission on December 12, 1994 and any subsequent amendment(s) or report(s) filed for the purpose of updating such description.

     In addition, all documents subsequently filed by the Company and the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable

Item 6. Indemnification of Directors and Officers.

     The Company's certificate of incorporation provides, as do the charters of many other publicly held companies, that the personal liability of directors of the Company to the Company is eliminated to the maximum extent permitted by Delaware law. The Company's certificate of incorporation and by-laws provide for the indemnification of the directors, officers, employees, and agents of the Company and its subsidiaries to the full extent permitted by Delaware law from time to time and, in the case of the by-laws, for various procedures relating thereto. Certain provisions of the Company's certificate of incorporation protect the Company's directors against personal liability for monetary damages resulting from breaches of their fiduciary duty of care. The Company's certificate of incorporation absolves directors of liability for negligence in the performance of their duties, including gross negligence. However, the Company's directors remain liable for breaches of their duty of loyalty to the Company and its stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. The Company's certificate of incorporation also does not absolve directors of liability under Section 174 of the General Corporation Law of the State of Delaware, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions in certain circumstances and expressly sets forth a negligence standard with respect to such liability.

     Under Delaware law, directors, officers, employees, and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation -- a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of conduct is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and Delaware law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the corporation.

     The Company's certificate of incorporation provides, among other things, that each person who was or is made a party to, or is threatened to be made a party to, or is involved in, any action, suit, or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the request of the Company as a director, officer, employee, or agent for another entity), will be indemnified and held harmless by the Company to the full extent authorized by Delaware law against all expense, liability, or loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts to be paid in settlement) reasonably incurred by such person in connection therewith. The rights conferred thereby will be deemed to be contract rights and will include the right to be paid by the Company for the expenses incurred in defending the proceedings specified above in advance of their final disposition.

     The Company's by-laws provide for, among other things, (1) the indemnification by the Company of its directors and officers to the extent described above, (2) the advancement of attorneys' fees and other expenses, and (3) the establishment, upon approval by the board of directors, of trusts or other funding mechanisms to fund the Company's indemnification obligations.

     As authorized by its certificate of incorporation, the Company has entered into indemnification agreements with each of its directors and officers. These indemnification agreements provide for, among other things, (1) the indemnification by the Company of the indemnitees thereunder to the extent described above, (2) the advancement of attorneys' fees and other expenses, and (3) the establishment, upon approval by the Company's board of directors, of trusts or other funding mechanisms to fund the Company's indemnification obligations thereunder.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

4.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 1995).

4.1.1	Amended and Restated Article Seventh to the Certificate of Incorporation of the Company (incorporated by reference to Annex F to the Company's Proxy Statement on Schedule 14A, filed May 27, 2005).

4.1.2

Certificate of Amendment of Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1.2 to the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2007).

4.1.3	Amended and Restated Article First of the Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1.4 to the Company's Quarterly Report on Form 10-Q filed June 11, 2007).

4.2	By-Laws of the Company (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-8 (Registration No. 333-204204) filed on April 1, 2003)

4.2.1	Amended and Restated Sections 28 and 29 of the By-Laws of the Company (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K dated July 18, 2005).

5.1	Opinion of Counsel

23.1	Consents of KPMG LLP

23.2	Consent of Counsel (included in Exhibit 5)

24.1	Powers of Attorney

The Company will submit or has submitted the Plan and any amendments thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code.

Item 9. Undertakings

A.	The Company hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, unless the information required to be included in such post-effective amendment is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on July 27, 2007.

MACY'S, INC.

By: /s/ Dennis J. Broderick
Dennis J. Broderick
Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated.
Signature	Title	Date

* Terry L. Lundgren	Chairman of the Board, President, Chief Executive Officer and Director (principal executive officer)	July 27, 2007

* Karen M. Hoguet	Executive Vice President and Chief Financial Officer	July 27, 2007

* Joel A. Belsky	Vice President and Controller (principal accounting officer)	July 27, 2007

* Stephen F. Bollenbach	Director	July 27, 2007

* Meyer Feldberg	Director	July 27, 2007

* Sara Levinson	Director	July 27, 2007

* Joseph Neubauer	Director	July 27, 2007

* Joseph A. Pichler	Director	July 27, 2007

* Joyce M. Roché	Director	July 27, 2007

* Karl M. von der Heyden	Director	July 27, 2007

* Craig E. Weatherup	Director	July 27, 2007

* Marna C. Whittington	Director	July 27, 2007

*     The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to Powers of Attorney executed by the above-named persons.
By: /s/ Dennis J. Broderick
Dennis J. Broderick,
Attorney-in-Fact

     The Plan. Pursuant to the requirements of the Securities Act, the Administrative Subcommittee of The May Department Stores Company Profit Sharing Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on July 27, 2007.
THE MAY DEPARTMENT STORES COMPANY PROFIT SHARING PLAN

By: /s/ Richard A. Brickson
Richard A. Brickson
Member, Administrative Subcommittee

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated.
Signature	Title	Date

/s/ Richard A. Brickson Richard A. Brickson	Member, Administrative Subcommittee	July 27, 2007

/s/ David W. Clark David W. Clark	Member, Administrative Subcommittee	July 27, 2007

/s/ R.B. Harrison R.B. Harrison	Member, Administrative Subcommittee	July 27, 2007

/s/ Karen M. Hoguet Karen M. Hoguet	Member, Administrative Subcommittee	July 27, 2007

/s/ Antony F. Spring Antony F. Spring	Member, Administrative Subcommittee	July 27, 2007

INDEX TO EXHIBITS

Exhibit No.	Exhibit	Sequentially Numbered Page

4.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 1995).

4.1.1	Amended and Restated Article Seventh to the Certificate of Incorporation of the Company (incorporated by reference to Annex F to the Company's Proxy Statement on Schedule 14A, filed May 27, 2005).

4.1.2

Certificate of Amendment of Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1.2 to the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2007).

4.1.3	Amended and Restated Article First of the Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1.4 to the Company's Quarterly Report on Form 10-Q filed June 11, 2007).

4.2	By-Laws of the Company (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S- (Registration No. 333-204204) filed on April 1, 2003)

4.23.1	Amended and Restated Sections 28 and 29 of the By-Laws of the Company (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K dated July 18, 2005).

5.1	Opinion of Counsel

23.1	Consents of KPMG LLP

23.2	Consent of Counsel (Included in Exhibit 5)

24.1	Powers of Attorney